Exhibit 16

September 18, 2008

Securities and Exchange Commission

100 F Street. NE

Washington. DC 20549

Ladies and Gentlemen:

We have read the statements included under Item 4.01 in the Form 8-K dated September 17, 2008, of MGP Ingredients, Inc. (the “Company”) to be filed with the Securities and Exchange Commission, and we agree with such statements as they relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Kansas City, Missouri

120W. 12th Street, Suite 1200 Kansas City, MO 64105-1936 816.221.6300 Fax 816.221.6380
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